SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 301.986.1800

                Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers Compensatory Arrangements of Certain Officers

                (d)           On October 22, 2008 the Board of Directors of Eagle Bancorp, Inc. appointed Neal R. Gross to fill a newly created seat on the Board of Directors. Mr. Gross will continue to serve as a member of the Board of Directors of EagleBank, on which he has served since 2002. To the knowledge of the Company, there is no arrangement or understanding between Mr. Gross and any other person pursuant to which he was selected as a director.

Mr. Gross is expected to be appointed to the following committees of the Board of Directors of the Company: Options, Executive Compensation and Audit.

Mr. Gross, 65, is founder, Chairman and Chief Executive Officer of Neal R. Gross & Co. which provides court reporting services to attorneys, the federal government, private organizations and individuals since 1977. Mr. Gross previously served as a director of Century Bancshares, Inc., from 1995 until its acquisition by United Bankshares, Inc. in 2001.

On August 28, 2008, Mr. Gross purchased $1,000,000 principal amount of the Company’s 10% subordinated notes in a private offering. The terms of the subordinated note offering were previously described in the Company’s Current Report on Form 8-K filed on September 2, 2008.

Mr. Gross and his related persons from time to time have may have banking transactions (potentially including loan and deposit transactions) in the ordinary course with EagleBank. Such transactions will be in the ordinary course of business, on substantially the same terms, including interest rates, maturities and collateral requirements, as those prevailing at the time for comparable transactions with non-affiliated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Other than eligibility for fees (including grants of options) for service as a member of the Bank and Company Boards of Directors, as described in the Company’s proxy materials (and as subject to periodic adjustment), Mr. Gross is not a party to any material plan, contract or arrangement entered into or materially amended in connection his appointment to the Board of Directors of the Company.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: October 27, 2008